Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the Fiscal 2015 First Quarter;
Reaffirms Fiscal 2015 Guidance

DALLAS (February 3, 2015)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2015 first quarter ended December 31, 2014.

•
Fiscal 2015 first quarter consolidated net income, excluding net unrealized margins, was $92.8 million, or $0.91 per diluted share, compared with consolidated net income, excluding net unrealized margins, of $80.6 million, or $0.88 per diluted share in the prior-year quarter.

•
Fiscal 2015 first quarter consolidated net income was $97.6 million, or $0.96 per diluted share, after including unrealized net gains of $4.8 million, or $0.05 per diluted share. Net income was $87.0 million, or $0.95 per diluted share in the prior-year quarter, after including unrealized net gains of $6.4 million, or $0.07 per diluted share.

•
The company's Board of Directors has declared a quarterly dividend of 39 cents per common share. The indicated annual dividend for fiscal 2015 is $1.56, which represents a 5.4 percent increase over fiscal 2014.

"Our first quarter results reflect the successful execution of our infrastructure investment strategy launched in 2012," said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “This investment continues to deliver the safe and reliable natural gas service our customers deserve. We remain poised to deliver on our fiscal 2015 guidance of between $2.90 and $3.05 per diluted share,” Cocklin concluded.

Results for the Three Months Ended December 31, 2014

Regulated distribution gross profit increased $24.6 million to $323.8 million for the three months ended December 31, 2014, compared with $299.2 million in the prior-year quarter. Gross profit reflects a net $19.3 million quarter-over-quarter increase in rates, primarily in the Mid-Tex, Kentucky/Mid-States and West Texas Divisions. Additionally, gross profit increased $2.1 million from higher transportation revenues and $2.9 million from higher revenue-related taxes.

Regulated pipeline gross profit increased $12.3 million to $83.6 million for the three months ended December 31, 2014, compared with $71.3 million during the same period last year. This increase is primarily the result of a $12.5 million increase in revenues from the Gas Reliability Infrastructure Program (GRIP) filing that became effective in May 2014.

Nonregulated gross profit decreased $2.6 million to $16.0 million for the three months ended December 31, 2014, compared with $18.6 million for the prior-year period, primarily due to changes in unrealized margins. Realized margins were flat quarter over quarter.

Consolidated operation and maintenance expense for the three months ended December 31, 2014, was $118.6 million, compared with $115.8 million for the prior-year period. The $2.8 million increase resulted primarily from higher employee labor and benefits expense and increased pipeline maintenance spending. These increases were partially offset by a reduction in legal expenses.

Capital expenditures increased to $261.3 million for the three months ended December 31, 2014, compared with $180.6 million in the prior-year period. The $80.7 million increase is largely due to a $41.8 million increase in spending in the regulated pipeline segment primarily associated with the enhancement and fortification of two storage fields to ensure the reliability of gas service to the Mid-Tex Division. Additionally, spending in the regulated distribution segment increased $38.7 million in the current quarter. The increase primarily reflects the timing of the spending combined with a planned increase in safety and reliability investment in fiscal 2015.

For the three months ended December 31, 2014, the company generated operating cash flow of $27.4 million, a $6.9 million decrease compared with the three months ended December 31, 2013. The decrease primarily reflects the timing of customer collections and vendor payments.

The debt capitalization ratio at December 31, 2014 was 49.5 percent, compared with 46.2 percent at September 30, 2014 and 54.2 percent at December 31, 2013. At December 31, 2014, there was $550.9 million of short-term debt outstanding, compared with $196.7 million at September 30, 2014 and $689.8 million at December 31, 2013.

Outlook

The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment, while delivering shareholder value and consistent earnings growth. Atmos Energy continues to expect fiscal 2015 earnings to be in the range of $2.90 to $3.05 per diluted share, excluding unrealized margins. Capital expenditures for fiscal 2015 are expected to continue to range between $900 million and $1 billion.

Conference Call to be Webcast February 4, 2015

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2015 first quarter on Wednesday, February 4, 2015, at 8:00 a.m. Eastern. The telephone number is 877-485-3107 and the international telephone number is 201-689-8427. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments

Atmos Energy Names Michael E. Haefner as Executive Vice President
On January 19, 2015, the Board of Directors of Atmos Energy promoted Michael E. Haefner to Executive Vice President, effective immediately. In addition to his responsibilities as Senior Vice President, Human Resources and a member of the management committee, Mr. Haefner will assume responsibility for Atmos-Pipeline Texas, Atmos Energy Holdings, Inc. and the company's gas supply and services function.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Consolidated Statements of Income	Three Months Ended December 31
(000s except per share)	2014	2013
Gross Profit:
Regulated distribution segment	$323,812	$299,171
Regulated pipeline segment	83,567	71,341
Nonregulated segment	16,039	18,566
Intersegment eliminations	(133)	(121)
Gross profit	423,285	388,957
Operation and maintenance expense	118,582	115,757
Depreciation and amortization	67,593	60,469
Taxes, other than income	49,385	42,011
Total operating expenses	235,560	218,237
Operating income	187,725	170,720
Miscellaneous expense	(1,707)	(2,132)
Interest charges	29,764	32,115
Income before income taxes	156,254	136,473
Income tax expense	58,659	49,457
Net income	$97,595	$87,016
Basic net income per share	$0.96	$0.95
Diluted net income per share	$0.96	$0.95
Cash dividends per share	$0.39	$0.37
Weighted average shares outstanding:
Basic	101,581	91,841
Diluted	101,581	91,843

	Three Months Ended December 31
Summary Net Income (Loss) by Segment (000s)	2014	2013
Regulated distribution	$71,387	$62,757
Regulated pipeline	22,035	19,446
Nonregulated	(584)	(1,635)
Unrealized margins, net of tax	4,757	6,448
Consolidated net income	$97,595	$87,016

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Balance Sheets	December 31,	September 30,
(000s)	2014	2014
Net property, plant and equipment	$6,912,541	$6,725,906
Cash and cash equivalents	123,832	42,258
Accounts receivable, net	607,421	343,400
Gas stored underground	277,916	278,917
Other current assets	109,595	111,265
Total current assets	1,118,764	775,840
Goodwill	742,029	742,029
Deferred charges and other assets	341,759	350,929
	$9,115,093	$8,594,704
Shareholders’ equity	$3,063,925	$3,086,232
Long-term debt	2,455,131	2,455,986
Total capitalization	5,519,056	5,542,218
Accounts payable and accrued liabilities	397,595	308,086
Other current liabilities	472,113	405,869
Short-term debt	550,903	196,695
Total current liabilities	1,420,611	910,650
Deferred income taxes	1,256,443	1,286,616
Deferred credits and other liabilities	918,983	855,220
	$9,115,093	$8,594,704

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Statements of Cash Flows	Three Months Ended December 31
(000s)	2014	2013
Cash flows from operating activities
Net income	$97,595	$87,016
Depreciation and amortization	67,593	60,469
Deferred income taxes	55,418	47,127
Other	5,164	5,449
Changes in assets and liabilities	(198,355)	(165,761)
Net cash provided by operating activities	27,415	34,300
Cash flows from investing activities
Capital expenditures	(261,313)	(180,567)
Other, net	(739)	(5,867)
Net cash used in investing activities	(262,052)	(186,434)
Cash flows from financing activities
Net increase in short-term debt	350,574	320,783
Net proceeds from issuance of long-term debt	493,538	—
Settlement of interest rate agreements	13,364	—
Repayment of long-term debt	(500,000)	—
Cash dividends paid	(39,592)	(33,984)
Repurchase of equity awards	(7,985)	(6,289)
Issuance of common stock	6,312	(12)
Net cash provided by financing activities	316,211	280,498
Net increase in cash and cash equivalents	81,574	128,364
Cash and cash equivalents at beginning of period	42,258	66,199
Cash and cash equivalents at end of period	$123,832	$194,563

	Three Months Ended December 31
Statistics	2014	2013
Consolidated regulated distribution throughput (MMcf as metered)	123,434	130,485
Consolidated regulated pipeline volumes (MMcf)	120,634	118,774
Consolidated nonregulated delivered gas sales volumes (MMcf)	90,930	92,637
Regulated distribution meters in service	3,133,951	3,042,931
Regulated distribution average cost of gas	$6.02	$5.54
Nonregulated net physical position (Bcf)	17.1	15.5

###